As filed with the Securities and Exchange Commission on April 15, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWELL BRANDS INC.

(FORMERLY KNOWN AS NEWELL RUBBERMAID INC.)

(Exact name of registrant as specified in its charter)

Delaware	36-3514169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices, including zip code)

Jarden Corporation 2013 Stock Incentive Plan

(Full title of the plan)

Bradford R. Turner, Esq.

Chief Legal Officer and Corporate Secretary

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Name and address of agent for service)

(770) 418-7000

(Telephone number, including area code, of agent for service)

With copies to:

Joel T. May, Esq.

Jones Day

1420 Peachtree Street

Atlanta, GA 30309

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share, issuable in respect of restricted stock awards under the Jarden Corporation 2013 Stock Incentive Plan	971,873 shares	$44.27	$43,024,818	$4,333

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable in respect of the securities identified in the above table to prevent dilution as a result of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated on the basis of $44.27 per share, the average of the high and low sales prices of the registrant’s Common Stock as reported on the New York Stock Exchange on April 14, 2016 solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933.

EXPLANATORY NOTE

On April 15, 2016, Jarden Corporation, a Delaware corporation (“Jarden”), became a direct wholly-owned subsidiary of Newell Brands Inc. (formerly Newell Rubbermaid Inc., a Delaware corporation, and referred to herein as “Newell”), as a result of a series of merger transactions (the “Acquisition”). The Acquisition was effected pursuant to an Agreement and Plan of Merger, dated as of December 13, 2015 (the “Merger Agreement”), by and among Newell, Jarden, NCPF Acquisition Corp. I, a Delaware corporation and a wholly-owned subsidiary of Newell, and NCPF Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Newell.

Pursuant to the Merger Agreement, each rollover restricted stock award covering shares of Jarden common stock (as defined in the Merger Agreement) that was outstanding immediately prior to completion of the Acquisition was cancelled and exchanged for a substitute restricted stock award covering a number of shares of common stock, par value $1.00 per share, of Newell (“Common Stock”) (rounded to the nearest whole share), calculated in accordance with the rollover restricted stock award agreement evidencing such grant of awards.

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Newell for the purpose of registering 971,873 shares of Newell Common Stock issuable pursuant to the rollover restricted stock awards assumed by Newell granted under the Jarden Corporation 2013 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plan, will be available without charge by contacting the Office of Investor Relations, Newell Brands Inc., 6655 Peachtree Dunwoody Road, Atlanta, Georgia 30328, Telephone: (770) 418-7000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by Newell pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	Newell’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016, as amended by Amendment No. 1 on Form 10-K/A for the year ended December 31, 2015, filed with the SEC on March 7, 2016;

(b)	Newell’s Current Reports on Form 8-K, filed with the SEC on January 27, 2016, January 29, 2016, February 11, 2016, March 11, 2016, March 15, 2016, March 21, 2016, March 30, 2016 and April 4, 2016 (other than the portions of those documents not deemed to be filed); and

(c)	The description of Newell’s Common Stock contained in Newell’s registration statement on Form 8-B filed with the SEC on June 30, 1987.

All documents subsequently filed by Newell pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell’s Restated Certificate of Incorporation, as amended and By-Laws, as amended, each contain a provision which eliminates directors’ personal liability as set forth above.

The Restated Certificate of Incorporation, as amended, and the By-Laws, as amended, of Newell provide in effect that Newell shall indemnify its directors and officers to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

Newell has in effect general officers’ and directors’ liability insurance covering all of Newell’s officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement hereof.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 15th day of April, 2016.

NEWELL BRANDS INC. (Registrant)

By:	/s/ Michael B. Polk
Michael B. Polk Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Michael B. Polk, Bradford R. Turner or Michael R. Peterson or any one of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael B. Polk Name: Michael B. Polk	Chief Executive Officer and Director	April 15, 2016

/s/ John K. Stipancich Name: John K. Stipancich	Executive Vice President and Chief Financial Officer	April 15, 2016

/s/ Scott H. Garber Name: Scott H. Garber	Vice President — Corporate Controller and Chief Accounting Officer	April 15, 2016

/s/ Michael T. Cowhig Name: Michael T. Cowhig	Chairman of the Board and Director	April 15, 2016

/s/ Thomas E. Clarke Name: Thomas E. Clarke	Director	April 15, 2016

/s/ Kevin C. Conroy Name: Kevin C. Conroy	Director	April 15, 2016

Name	Title	Date

/s/ Scott S. Cowen Name: Scott S. Cowen	Director	April 15, 2016

/s/ Domenico De Sole Name: Domenico De Sole	Director	April 15, 2016

/s/ Steven J. Strobel Name: Steven J. Strobel	Director	April 15, 2016

/s/ Michael A. Todman Name: Michael A. Todman	Director	April 15, 2016

/s/ Raymond G. Viault Name: Raymond G. Viault	Director	April 15, 2016

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation of Newell Rubbermaid Inc., as amended as of April 15, 2016.

3.2	By-Laws of Newell Brands Inc., as amended April 15, 2016.

4.1	Jarden Corporation 2013 Stock Incentive Plan.

5	Opinion of Jones Day.

8	Consent of Jones Day (included in Exhibit 5 hereto).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (contained on signature page to this Registration Statement).